William J. Romig
Vice President and Treasurer
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

I will provide you with an overview of Norfolk Southern's capital structure and our recent progress in reducing debt. I will also update you on the status of our fuel hedging program.

My first chart portrays our capital structure at the end of 2002. Total long-term debt was approximately $7.4 billion, including current maturities of $358 million. Total equity at the end of the year was $6.5 billion, producing a ratio of debt to total capitalization of approximately 53%.

The next chart shows the quarterly trend in Norfolk Southern's debt ratio during the past three years. Our debt ratio has declined for seven consecutive quarters. Our year end debt ratio of 53.1% on December 31, 2002 was 2.5% below the level one year earlier and 4.5% below the level at beginning of 2000.

Notes represented about 86% of our total debt at the end of 2002, while equipment trusts accounted for 8% and capital leases and other long-term debt accounted for 6% of the total. We had no commercial paper outstanding at the end of 2002.

Please note that I am focusing only on Norfolk Southern's external debt. Our balance sheet also includes inter-company notes payable to the Pennsylvania Lines, LLC subsidiary of Conrail in the amount of $513 million. Norfolk Southern and CSX use similar borrowings from Pennsylvania Lines and New York Central Lines.

Most of our external debt carries fixed interest rates. At the end of December, 89% of our debt was fixed rate, while 11% was floating-rate debt.

The weighted average interest rate on our debt was 6.9% on December 31, 2002.

The low average rates for equipment trusts and capital leases reflect the fact that a sizable portion of both (38% for equipment trusts and 46% for capital leases and other) have variable interest rates.

The next chart shows our future maturities of long-term debt. Maturities in 2003 will be $358 million. Maturities in 2004 will be dictated by whether holders of the 7.05% notes due in 2037 exercise an option to put the bonds to Norfolk Southern at par in May, 2003. Currently, interest rates are at a level where we do not expect that these bonds would be put.

This chart reviews our changes in debt in 2002. Increases in long-term debt totaled $352 million, consisting of $52 million of equipment trust certificates used to finance the acquisition of 50 new locomotives and $300 million of notes.

Reductions in long-term debt totaled $620 million, primarily reflecting the maturity of $500 million of notes in May.

The net reduction in external debt was $268 million.

While the net reduction in Norfolk Southern's external debt was $268 million, Conrail also reduced its long-term debt by approximately $36 million. Including our 58% share of this debt reduction, the reduction in consolidated debt was $289 million.

We also reduced our sale of accounts receivable by $270 million from the level at the end of 2001. If, like the major credit agencies, we view securitized receivables as debt, our decrease in consolidated debt in 2002 becomes $559 million.

A combination of strong cash flow and lower capital expenditures fueled our reduction in debt in 2002. Cash from operations in 2002--including our borrowings from Pennsylvania Lines but excluding proceeds from the sale of accounts receivable-was nearly $1.3 billion in 2002 versus $992 million in 2001. Cash flow after capital expenditures, investments, and dividends exceeded $500 million in 2002 versus $298 million in 2001 and negative $17 million in 2000.

This chart focuses on our aggregate reductions in debt during the past three years. Since the beginning of 2000, Norfolk Southern's long-term debt has declined by $695 million. In addition, our share of the reduction in long-term debt at Conrail totaled $256 million. The total reduction in our consolidated debt was, therefore, $951 million.

Our receivables securitization program began in 2000, and proceeds from the sale of receivables were $30 million at the end of 2002. Including these proceeds as debt would reduce the three-year decline in consolidated debt to $921 million. From either perspective, we have made very meaningful progress towards our longstanding commitment to debt reduction.

Our success in reducing debt is reflected in our credit ratings. This chart compares the credit ratings of the largest North American railroads. Acknowledging the progress we have made to improve cash flow and reduce debt, both S&P and Moody's removed the negative outlook on their ratings for Norfolk Southern during 2002. As you may recall, the S&P outlook was increased in April. The Moody's outlook was increased at the end of November.

Turning to our fuel hedging program, I will remind you that we initiated our current program in 2001 with a goal of reducing our exposure to fuel price fluctuations. The program has used both swaps and advance purchases.

Swaps are placed monthly for 3.3% of forecast consumption over a rolling 24-month horizon. When the program is fully implemented in April 2003, 80% of our anticipated monthly fuel consumption will be hedged.

Our average price per gallon of fuel was 73 cents in 2002 versus 86 cents in 2001. Consumption was modestly lower at 472 million gallons in 2002 versus 478 million gallons in 2001. As you can see, the fourth quarter was the first time in 2002 that we experienced year over year increases in fuel prices.

Overall, in 2002, we hedged 71% of our diesel fuel requirements using swaps and advance purchases to produce an average price of 71 cents on the hedged fuel.

The swaps within our hedging program produced a net savings of approximately $10 million for the year. The net impact of the advance purchases was favorable for NS as well.

We had 80.2 million gallons of fuel hedged in the fourth quarter of 2002. Hedges in the first, second, and third quarters totaled 82.2, 92.3, and 79.6 million gallons, respectively. The average price on hedged fuel ranged from 69 cents in the first quarter of 2002 to 76.8 cents in the fourth quarter.

Turning to 2003, 62% of our anticipated fuel consumption is hedged at an average price of 73 cents per gallon. As I indicated a moment ago, we expect that April 2003 will be the first month in which our swaps will hedge 80% of forecast consumption. As Norfolk Southern layers in additional swaps, and old swaps expire, we expect to maintain this 80% hedge level for the immediate month.

Once we reach the 80% threshold, about 62% of the ensuing 12 months' fuel consumption will consistently be hedged.